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                                                                   EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

CONTACT:                  Investor Contacts         Media Contacts
                          Steve Smith/Tom Kennedy   Jil Hicks
                          (303) 749-2900            (303) 749-2970
                          ir@converg.com            jil.hicks@converg.com
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Convergent Communications(TM) Appoints Ernest J. Sampias CFO

 .  Solid Telecommunications Financial Leadership

 .  Strengthens Senior Management Team

ENGLEWOOD, Colo., Nov. 6, 2000 -- Convergent Communications, Inc. (Nasdaq:
CONV), today announced the appointment of Ernest J. Sampias, 49, to the position of executive vice president, chief financial officer and treasurer. Sampias joins the company with 20 years of strong financial leaderships where he most recently served as chief financial officer for Qwest Dex, Inc.

"Ernie's financial experience in the telecommunications industry, including Internet-based businesses, will be a great addition to our senior management team," said Joseph R. Zell, president and CEO of Convergent Communications. "I worked with Ernie while at U S West, and I can attest to the strength of his financial aptitude, leadership and overall outstanding character."

For the past six years Sampias guided all financial functions for Qwest Dex, Inc., the print and Internet directory subsidiary of Qwest Communications International, Inc. In addition to finance and accounting roles, his primary responsibilities included strategic planning and business development. Sampias was instrumental in supporting the development and launch of Qwest Dex's nationwide Internet directory and e-commerce applications. During his 15-year tenure at U S West he held various leadership and financial positions including president of LOCALTouch and vice president of financial planning for U S West Communications. Sampias also served on the Board of Directors for Point Serve, Inc., an Internet business logistics company.

"I am very excited about joining the company and working closely with the winning management team already in place," said Sampias. "Convergent Communications is making great progress toward profitability, as demonstrated in their third-quarter results, and is poised to leverage their technical expertise and key network and web assets to deliver bundled service solutions to small and medium-sized businesses."

Sampias earned his master's degree in Business Administration with an emphasis in taxation from De Paul University. He received his bachelor's degree in Business, with distinction, from Indiana University. Additionally, he recently completed the Harvard Business School CFO program. Sampias, a Certified Public Accountant, replaces Convergent Communications' former CFO, Brian Ervine, who left to investigate other business opportunities.

About Convergent Communications

Convergent Communications, Inc. (Nasdaq: CONV), through its subsidiary, Convergent Communications Services, Inc., is a Broadband Networking and Web Services provider with full service network and systems integration capabilities for small and medium-sized businesses. For more information on Convergent Communications, visit the company's Web site at http://www.converg.com.
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